                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                               FINISAR CORPORATION


         Jerry S. Rawls and Wynette Levinson certify that:

         They are the President and Secretary, respectively, of Finisar Corporation, a California corporation (the "Corporation").

         The Amended and Restated Articles of Incorporation of the Corporation are hereby amended and restated in their entirety to read as set forth:

                                       ***

                                       I.

         The name of this corporation is Finisar Corporation.

                                      II.

         The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                      III.

         AUTHORIZATION TO ISSUE TWO CLASSES. This Corporation is authorized to issue two classes of shares designated, respectively, Preferred Stock and Common Stock. The Corporation is authorized to issue 24,200,000 shares of Preferred Stock, no par value (the "Preferred Stock") and 75,000,000 shares of Common Stock, no par value (the "Common Stock").

                                      IV.

         A.   SERIES A CONVERTIBLE REDEEMABLE PREFERRED STOCK

              1. DESIGNATION. A total of Twelve Million One Hundred Thousand (12,100,000) shares of the Corporation's Preferred Stock shall be designated as Series A Convertible Redeemable Preferred Stock, no par value per share (the "Convertible Preferred Stock").

              2.  ELECTION OF DIRECTORS; VOTING.

                  (a) ELECTION OF DIRECTORS. The holders of outstanding shares of Convertible Preferred Stock shall, voting together as a separate class, be entitled to elect one (1) Director

("Director") of the Corporation. Such Director shall be the candidate receiving the highest number of affirmative votes (with only the holders of Convertible Preferred Stock entitled to cast one vote for or against each candidate with respect to each share of Convertible Preferred Stock held by such holder) of the outstanding shares of Convertible Preferred Stock (the "Convertible Preferred Stock Director Designee"), with votes cast against such candidates and votes withheld having no legal effect. The election of the Convertible Preferred Stock Director Designee by the holders of the Convertible Preferred Stock shall occur
(i) at the annual meeting of holders of capital stock, (ii) at any special meeting of holders of capital stock, (iii) at any special meeting of holders of Convertible Preferred Stock called by holders of a majority of the outstanding shares of Convertible Preferred Stock or (iv) by the written consent of holders of a majority of the outstanding shares of Convertible Preferred Stock. If at any time when any share of Convertible Preferred Stock is outstanding the Convertible Preferred Stock Director Designee should cease to be a Director for any reason, the vacancy shall only be filled by the vote or written consent of the holders of the outstanding shares of Convertible Preferred Stock, voting together as a separate class, in the manner and on the basis specified above.

                  (b) VOTING GENERALLY. Each holder of Convertible Preferred Stock shall be entitled to the number of votes equal to the largest number of full shares of Common Stock into which the shares of Convertible Stock held by such holder could be converted pursuant to Section A.6 hereof on the record date for such meeting or the effective date of the written consent of shareholders, if applicable. Each holder of Convertible Preferred Stock shall be entitled to notice of any shareholders' meeting in accordance with the bylaws of the Corporation and shall vote with holders of the Common Stock, voting together as a single class, upon all matters submitted to a vote of shareholders excluding those matters required to be submitted to a class or series vote pursuant to the terms hereof (including without limitation Section A.8) or by law.

              3.  DIVIDENDS.

                  (a) The holders of shares of Convertible Preferred Stock will be entitled to receive, if when and as declared by the Board of Directors, out of any funds legally available therefor, noncumulative dividends at the rate of 6% of the Convertible Base Liquidation Preference Amount (as defined below) per share per annum (appropriately adjusted for stock splits and combinations) for each share of Convertible Preferred Stock then held by them ( the "Convertible Preferred Stock Dividend Rate"). Such dividends may be payable quarterly or otherwise as the Board of Directors may from time to time determine. Dividends may be declared and paid upon shares of Common Stock in any fiscal year of the Corporation, only if dividends shall have been paid to or declared and set apart upon all shares of Convertible Preferred Stock, and all shares of any other series of Preferred Stock on a parity with the Convertible Preferred Stock, at its annual rate for each quarter of such fiscal year of the Corporation, including the quarter in which such dividends upon shares of Common Stock are declared, or if the amount of dividends to be paid on each share of Common Stock exceed the amount payable at the Convertible Preferred Stock Dividend Rate, an amount of dividends on each share of Convertible Preferred Stock equal to the amount to be paid on each share of Common Stock in excess of the amount to be paid on each share of Common Stock, and all redemptions then due and payable on the Convertible Preferred Stock shall have been paid in full or set apart for payment in full. No right shall accrue to holders of Convertible Preferred Stock by reason of the fact that dividends on said shares are not declared in any prior year, nor shall any undeclared or unpaid dividends bear or accrue interest.

                  (b) If any dividend or other distribution payable in property other than cash is declared on the Common Stock excluding any dividend or other distribution for which adjustment to the Conversion Price (as defined below) is provided by Section A.7(a), each holder of shares of Convertible Preferred Stock on the record date for such dividend or distribution shall be entitled to receive on the date of payment or distribution of such dividend or other distribution, the same property that such holder would have received if on such record date such holder was the holder of record of the number of shares of Common Stock into which the shares of Convertible Preferred Stock then held by such holder are convertible.

              4.  LIQUIDATION.

                  (a) LIQUIDATION PREFERENCE.

                      (i) Upon any Liquidation Event (as defined below), each holder of outstanding shares of Convertible Preferred Stock shall be entitled to be paid first out of the assets of the Corporation available for distribution to shareholders, whether such assets are capital, surplus or earnings, and before any amount shall be paid or distributed to the holders of Common Stock or of any other stock ranking on liquidation junior to the Convertible Preferred Stock, an amount in cash equal to (i) $2.1932 per share of Convertible Preferred Stock held by such holder (adjusted appropriately for stock splits, stock dividends, recapitalizations and the like with respect to the Convertible Preferred Stock) (the "Convertible Base Liquidation Preference Amount"), plus (ii) any accrued but unpaid dividends to which such holder of outstanding shares of Convertible Preferred Stock is then entitled pursuant to Sections A.3 and A.5(d) hereof, plus (iii) any interest accrued pursuant to Section A.5(c) to which such holder of Convertible Preferred Stock is entitled (collectively, the "Convertible Preferred Liquidation Preference Amount"), and thereafter shall share ratably with the holders of Common Stock, with such distributions to be made as if each share of Convertible Preferred Stock had been converted into the number of shares of Common Stock issuable upon the conversion of such holder's shares of Convertible Preferred Stock immediately prior to any such Liquidation Event; PROVIDED, HOWEVER, that if, upon any Liquidation Event, the amounts payable with respect to the Convertible Preferred Stock are not paid in full, the holders of the Convertible Preferred Stock shall share ratably any distribution of assets in proportion to the full preferential amounts to which they are entitled. The provisions of this Section A.4 shall not in any way limit the right of the holders of Convertible Preferred Stock to elect to convert their shares of Convertible Preferred Stock into Redeemable Preferred Stock and Common Stock pursuant to Section A.6 prior to or in connection with any Liquidation Event.

                      (ii) For purposes of these Articles, the term
"Liquidation Event" shall mean (v) any liquidation, dissolution or winding up of the Corporation or any of its subsidiaries; (w) a merger or consolidation of the Corporation with or into another entity or any other transaction or series of related transactions, in any such case in connection with or as a result of which the Corporation is not the surviving entity or the owners of the Corporation's outstanding equity securities prior to the transaction or series of related transactions do not own at least a majority of the outstanding equity securities of the surviving, resulting or consolidated entity; (x) any purchase by any party of shares of capital stock of the Corporation (either through a negotiated stock purchase or a tender for such shares), the effect of which is that such party that did not beneficially own a majority of the voting power of the outstanding shares of capital stock of the Corporation immediately prior to such purchase beneficially owns at least a majority of such voting power immediately after such purchase; (y) the redemption or repurchase of shares representing a majority of the voting power of the outstanding shares of capital stock of the Corporation; or (z) the sale or lease or other disposition of all or substantially all of the assets of the Corporation or winding up of the Corporation and shall entitle the holders of the Convertible Preferred Stock to receive at the closing in cash, securities or other property (valued as provided in Section A.4(a)(iii) below) amounts as specified in Section A.4(a)(i).

                     (iii) Whenever the distribution provided for in this Section A.4(a) shall be payable in securities or property other than cash, the value of such distribution shall be the fair market value of such securities or other property. Securities shall be valued in the manner set forth in the definitive agreement for such acquisition, merger, consolidation or other transaction, and if no such method of valuation is set forth in such definitive agreement:

                            (x) If traded on a securities exchanges or through
                       the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty (30) day period ending three (3) days prior to the closing;

                            (y) If actively traded over-the-counter but not on
                       the Nasdaq National Market, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

                            (z) If there is no active market, the value shall be
                       the fair market value thereof, as determined in good faith by the Board of Directors of the Corporation.

                       (b) NOTICE. Prior to the occurrence of any Liquidation Event, the Corporation will furnish each holder of Convertible Preferred Stock notice in accordance with Section A.9 together with a certificate prepared by the chief financial officer of the Corporation describing in detail the facts of such Liquidation Event, stating in detail the amount(s) per share of Convertible Preferred Stock each holder of Convertible Preferred Stock would receive pursuant to the provisions of Section A.4(a) hereof and stating in detail the fact upon which such amount was determined.

              5.  REDEMPTION.

                  (a) REDEMPTION EVENTS.

                      (i) The holder or holders of not less than a majority in voting power of the outstanding Convertible Preferred Stock may require the Corporation to redeem the outstanding Convertible Preferred Stock in three equal installments with the first such installment for thirty-three and one-third percent (33-1/3%) of the then outstanding shares of Convertible Preferred Stock being due and payable on November 6, 2004 the second such installment for fifty percent (50%) of the then-outstanding shares of Convertible Preferred Stock being due and payable on November 6, 2005 and the third and final such installment for all remaining outstanding shares of Convertible Preferred Stock being due and payable on November 6, 2006.

                       (ii) An election pursuant to subparagraph (i) of this Section A.5(a) shall be made by such holders giving the Corporation and each other holder of Convertible Preferred Stock not less than ninety (90) days prior written notice, which notice shall set forth the date for such redemption.

                   (b) REDEMPTION DATE; REDEMPTION PRICE. Upon the election of the holders of at least a majority of the voting power of the outstanding Convertible Preferred Stock to cause the Corporation to redeem the Convertible Preferred Stock pursuant to Section A.5(a)(i), all holders of Convertible Preferred Stock shall be deemed to have elected to cause all of the Convertible Preferred Stock to be so redeemed. Any date upon which a redemption shall occur in accordance with Section A.5(a) shall be referred to as a "Convertible Preferred Redemption Date." The redemption price for each share of Convertible Preferred Stock redeemed pursuant to Section A.5 shall be an amount in cash equal to (i) the Convertible Base Liquidation Preference Amount plus (ii) any accrued but unpaid dividends on such shares of Convertible Preferred Stock pursuant to Sections A.3 and A.5(d) hereof, plus (iii) any interest accrued with respect to such share of Convertible Preferred Stock pursuant to Section A.5(c) to which such holder of Convertible Preferred Stock is entitled (collectively, the "Convertible Preferred Redemption Price"). The aggregate Convertible Preferred Redemption Price shall be payable in cash in immediately available funds to the respective holders of the Convertible Preferred Stock on the Convertible Preferred Redemption Date, subject to Section A.5(c). After an election has been made under this Section A.5(b) by the holders of at least a majority of the voting power of the outstanding Convertible Preferred Stock, until the full Convertible Preferred Redemption Price has been paid to such holders for all shares of Convertible Preferred Stock being redeemed: (A) no dividend whatsoever shall be paid or declared, and no distribution shall be made, on any capital stock of the Corporation (other than the Convertible Preferred Stock in accordance with Section A.5(d)); and (B) no shares of capital stock of the Corporation (other than the Convertible Preferred Stock in accordance with this Section A.5) shall be purchased, redeemed or acquired by the Corporation and no monies shall be paid into or made available for a sinking fund or set aside or made available for the purchase, redemption or acquisition thereof. Notwithstanding the election to cause the Corporation to redeem the Convertible Preferred Stock as provided above, until the full Convertible Preferred Redemption Price has been paid to the holders of the Convertible Preferred Stock, the holders of at least a majority of the voting power of the outstanding Convertible Preferred Stock may rescind such election by providing written notice thereof to the Corporation.

                   (c) REDEMPTION PROHIBITED. If, at a Convertible Preferred Redemption Date, the Corporation is prohibited under the Corporations Code of the State of California from redeeming all shares of Convertible Preferred Stock for which redemption is required hereunder, then it shall redeem such shares on a pro-rata basis among the holders of Convertible Preferred Stock in proportion to the full respective redemption amounts to which they are entitled hereunder to the extent possible and shall redeem the remaining shares to be redeemed as soon as the Corporation is not prohibited from redeeming some or all of such shares under the Corporations Code of the State of California. The shares of Convertible Preferred Stock not redeemed shall remain outstanding and entitled to all of the rights and preferences provided in these Articles. In the event that the Corporation fails to redeem shares for which redemption is required pursuant to this Section A.5, then during the period from the applicable Convertible Preferred Redemption Date through the date on which such shares are redeemed, the applicable Convertible Preferred Redemption Price of such shares shall bear interest at the per annum rate of the greater of (i) 9% or (ii) 3% over the Citibank, N.A. prime rate published in the Wall Street Journal on such Convertible Preferred Redemption Date, compounded annually; PROVIDED, HOWEVER, that in no event shall such interest exceed the maximum permitted rate of interest under applicable law (the "Maximum Permitted Rate"). In the event that fulfillment of any provision hereof results in such rate of interest being in excess of the Maximum Permitted Rate, the obligation to be fulfilled shall automatically be reduced to the extent required to eliminate such excess.

                   (d) DIVIDEND AFTER CONVERTIBLE PREFERRED REDEMPTION DATE. From and after a Convertible Preferred Redemption Date, no shares of Convertible Preferred Stock subject to redemption shall be entitled to dividends, if any, as contemplated by Section A.3; PROVIDED, HOWEVER, that in the event that shares of Convertible Preferred Stock are unable to be redeemed and continue to be outstanding in accordance with Section A.5(c), such shares shall continue to be entitled to dividends and interest thereon as provided in Sections A.3 and A.5(c) until the date on which such shares are actually redeemed by the Corporation.

                   (e) SURRENDER OF CERTIFICATES. The Corporation shall give, not less than 10 days prior to the Convertible Preferred Redemption Date, written notice (the "Redemption Notice") to all holders of the Convertible Preferred Stock, which shall require each holder submitting shares for redemption to surrender to the Corporation on or before the Convertible Preferred Redemption Date, at the place designated in the Redemption Notice, such holder's certificate or certificates representing the shares of Convertible Preferred Stock to be redeemed. On or prior to the Redemption Date, each holder of shares of Convertible Preferred Stock submitted for redemption shall surrender the certificate or certificates evidencing such shares to the Corporation, at the place designated in the Redemption Notice and shall thereupon be entitled to receive payment of the appropriate Redemption Price by certified check or wire transfer. In the event the certificate or certificates are lost, stolen or missing, the holder of Convertible Preferred Stock shall deliver an affidavit or agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith (an "Affidavit of Loss") with respect to such certificates at the place set forth in the Redemption Notice. Each surrendered certificate shall be cancelled and retired; PROVIDED, HOWEVER, that if the holder has exercised its redemption right pursuant to Section A.5(a)(i) or the Corporation is prohibited from redeeming all shares of Convertible Preferred Stock as provided in Section A.5(c), the holder shall not be required to surrender said certificate(s) to the Corporation until said holder has received a new stock certificate for those shares of Convertible Preferred Stock not so redeemed.

              6. CONVERSION. The holders of the Convertible Preferred Stock shall have the following conversion rights:

                  (a) CONVERSION UPON ELECTION. Upon the written election of the holder or holders of not less than a majority in voting power of the outstanding shares of Convertible Preferred Stock, which may be exercised at any time, and without the payment of any additional consideration, each of the outstanding shares of Convertible Preferred Stock shall be automatically converted into (i) the number of fully paid and nonassessable shares of Common Stock which results from dividing the Conversion Price (as defined in this Section A.6(a)) per share in effect for the Convertible Preferred Stock at the time of conversion into the per share Conversion Value (as defined in this Section A.6(a)) of the Convertible Preferred Stock and (ii) one (1) fully paid and non-assessable share of Redeemable Preferred Stock per share of Convertible Preferred Stock. The foregoing election may be conditioned on the occurrence of any Liquidation Event or initial public offering. The "Conversion Price" for each share of Convertible Preferred Stock shall initially be $2.1932 and the "Conversion Value" for each share of Convertible Preferred Stock shall be initially $2.1932. The Conversion Price per share of Convertible Preferred Stock shall be subject to adjustment from time to time as provided in Section A.7 hereof. The number of shares of Common Stock into which a share of Convertible Preferred Stock is convertible is hereinafter referred to as the "Common Stock Conversion Rate." The number of shares of Redeemable Preferred Stock into which a share of Convertible Preferred Stock is convertible is hereinafter referred to as the "Redeemable Conversion Rate." If the holders of shares of Convertible Preferred Stock elect to convert the outstanding shares of Convertible Preferred Stock at a time when there are any accrued but unpaid dividends or other amounts due on or in respect of such shares, such dividends and other amounts shall become part of the Redeemable Liquidation Preference Amount, and shall become payable and shall be paid in full upon a Liquidation Event as set forth in Section B.4 or redemption of the Redeemable Preferred Stock (as set forth in Section B.5).

               (b) AUTOMATIC CONVERSION UPON QPO. Each share of Convertible Preferred Stock shall automatically be converted, without the payment of any additional consideration (except as set forth in the final paragraph of this Section A.6(b)), into shares of Common Stock and Redeemable Preferred Stock as of, and in all cases subject to, the closing of the Corporation's first QPO (as defined below in this Section A.6(b)); PROVIDED that if a closing of a QPO occurs, all outstanding shares of Convertible Preferred Stock shall be deemed to have been converted into shares of Common Stock and Redeemable Preferred Stock as provided herein immediately prior to such closing. Any such conversion shall be at the Common Stock Conversion Rate and Redeemable Conversion Rate in effect upon the closing of the QPO, as provided in Section A.6(a). "QPO" and "Qualified Public Offering" mean a firm commitment public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, PROVIDED that (i) such registration statement covers the offer and sale of Common Stock of which the aggregate net proceeds after deducting underwriting discounts and commissions attributable to sales for the account of the Corporation exceed $20,000,000 at a per share price to public (as set forth in the final prospectus in connection with such public offering (the "Public Offering Price") equal to at least two (2) times the Conversion Price, and (ii) all shares of Redeemable Preferred Stock which are outstanding or issuable upon such automatic conversion are redeemed immediately upon and as of the closing of such offering or contemporaneously with such offering for cash.

         If the holders of shares of Convertible Preferred Stock are required to convert the outstanding shares of Convertible Preferred Stock pursuant to this Section A.6(b) at a time when there are any accrued but unpaid dividends or other amounts due on or in respect of such shares, such dividends and other amounts shall be paid in full in cash by the Corporation in connection with such conversion.

                   (c) PROCEDURE FOR CONVERSION UPON ELECTION. Upon the execution of the election to convert pursuant to Section A.6(a), all outstanding shares of Convertible Preferred Stock shall be converted automatically into shares of Common Stock and Redeemable Preferred Stock at the applicable conversion rates specified in Section A.6(a), without any further action by the holders of such shares and whether or not the certificates representing such shares of Convertible Preferred Stock are surrendered to the Corporation or its transfer agent. The Corporation shall not be obligated to issue certificates evidencing the shares of Redeemable Preferred Stock or Common Stock issuable upon such conversion unless certificates evidencing such shares of the Convertible Preferred Stock so converted, or an Affidavit or Affidavits of Loss with respect to such certificates, are delivered to the Corporation or its transfer agent. Upon such conversion, all rights with respect to the Convertible Preferred Stock so converted shall terminate, except any of the rights of the holders thereof upon surrender of their certificate or certificates therefor or delivery of an Affidavit of Loss thereof to receive certificates for the number of shares of Common Stock and Redeemable Preferred Stock into which such Convertible Preferred Stock has been converted. Upon such surrender of a certificate representing Convertible Preferred Stock, or delivery of an Affidavit of Loss, the Corporation shall issue and send by hand delivery, by courier or by first class mail (postage prepaid) to the holder thereof or to such holder's designee, at the address designated by such holder, certificates for the number of shares of Common Stock and Redeemable Preferred Stock to which such holder shall be entitled upon conversion. The issuance of certificates for Common Stock and Redeemable Preferred Stock upon conversion of Convertible Preferred Stock will be made without charge to the holders of such shares for any issuance tax in respect thereof or other costs incurred by the Corporation in connection with such conversion and the related issuance of such stock. Certificates so surrendered shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his or its attorney duly authorized in writing. Notwithstanding anything to the contrary set forth in this Section A.6(c), in the event that the holders of shares of Convertible Preferred Stock elect to convert such shares pursuant to Section A.6(a) conditioned upon the occurrence of any Liquidation Event or initial public offering, then (i) the conversion shall be effective as of and shall be subject to the occurrence of such Liquidation Event or initial public offering, and (ii) if such Liquidation Event or initial public offering occurs, then the conversion shall be deemed to have occurred immediately prior thereto; provided that the Corporation shall make appropriate provisions (x) for the Common Stock issued upon such conversion to be treated on the same basis as all other Common Stock in such Liquidation Event or initial public offering, provided further that such conversion shall not be construed to provide or require the registration of any shares of Common Stock for sale; and (y) for the payment of the Redeemable Liquidation Preference Amount (as defined in Section B.4) in connection with any Liquidation Event or the redemption of the Redeemable Preferred Stock (issued upon such conversion) upon election of such redemption in connection with any Liquidation Event or initial public offering, if applicable, as provided herein.

                   (d) PROCEDURE FOR AUTOMATIC CONVERSION. As of, and in all cases subject to, the closing of a QPO (the "Automatic Conversion Date"), all outstanding shares of Convertible Preferred Stock shall be converted automatically into shares of Common Stock and Redeemable Preferred Stock at the applicable conversion rates specified in Section A.6(a) and without any further action by the holders of such shares and whether or not the certificates representing such shares of Convertible Preferred Stock are surrendered to the Corporation or its transfer agent; PROVIDED, HOWEVER, that all holders of Convertible Preferred Stock shall be given prior written notice of the occurrence of a QPO in accordance with Section A.9 hereof. The Corporation shall not be obligated to issue certificates evidencing the shares of Redeemable Preferred Stock or Common Stock issuable on the Automatic Conversion Date (or the payment for the shares of Redeemable Preferred Stock which are redeemed immediately after such automatic conversion as provided below and in Section B.5(a)(i)) unless certificates evidencing such shares of the Convertible Preferred Stock being converted, or an Affidavit or Affidavits of Loss with respect to such certificates, are delivered to the Corporation or its transfer agent. On the Automatic Conversion Date, all rights with respect to the Convertible Preferred Stock so converted shall terminate, except any of the rights of the holders thereof upon surrender of their certificate or certificates therefor or delivery of an Affidavit of Loss thereof to receive certificates for the number of shares of Common Stock and Redeemable Preferred Stock into which such Convertible Preferred Stock has been converted (or the payment to which such holder is entitled as provided below and in Sections A.6(b) and B.5(a)(i)). All accrued and unpaid dividends shall be paid in full prior to or upon the closing of such QPO. Certificates so surrendered shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his or its attorney duly authorized in writing. Upon surrender of such certificates or Affidavit of Loss the Corporation shall issue and deliver to such holder, promptly (and in any event in such time as is sufficient to enable such holder to participate in such QPO) at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock and number of shares of Redeemable Preferred Stock into which the shares of the Convertible Preferred Stock surrendered were convertible on the Automatic Conversion Date. Notwithstanding anything to the contrary set forth in this Section A.6(d), the Corporation may deliver, in lieu of certificates for Redeemable Preferred Stock, a payment in an amount and form determined pursuant to Section B.5(b) hereof on account of the redemption of such Redeemable Preferred Stock, and upon such payment the Redeemable Preferred Stock into which such Convertible Preferred Stock would have been converted shall be deemed to have been issued and redeemed by the Corporation.

                   (e) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock and Redeemable Preferred Stock solely for the purpose of effecting the conversion of the shares of Convertible Preferred Stock such number of its shares of Common Stock and Redeemable Preferred Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Convertible Preferred Stock, and if at any time the number of authorized but unissued shares of Convertible Preferred Stock, shares of Common Stock and Redeemable Preferred Stock shall not be sufficient to effect the conversion of all then outstanding shares of Convertible Preferred Stock, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock and Redeemable Preferred Stock to such number of shares as shall be sufficient for such purpose.

                   (f) NO CLOSING OF TRANSFER BOOKS. The Corporation shall not close its books against the transfer of shares of Convertible Preferred Stock in any manner which would interfere with the timely conversion of any shares of Convertible Preferred Stock.

              7. ADJUSTMENTS. The Conversion Price in effect from time to time shall be subject to adjustment from and after the original issue date of the Convertible Preferred Stock, as follows:

                   (a) ADJUSTMENTS TO CONVERSION PRICE.

                       (i) STOCK DIVIDENDS, SUBDIVISIONS AND COMBINATIONS. Upon the issuance of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, the subdivision of outstanding shares of Common Stock into a greater number of shares of Common Stock, or the combination of outstanding shares of Common Stock into a smaller number of shares of the Common Stock, the Conversion Price shall simultaneously with the happening of such dividend, subdivision or split be adjusted by multiplying the then effective Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such event. An adjustment made pursuant to this Section A.7(a)(i) shall be given effect, upon payment of such a dividend or distribution, as of the record date for the determination of shareholders entitled to receive such dividend or distribution (on a retroactive basis) and in the case of a subdivision or combination shall become effective immediately as of the effective date thereof.

                       (ii) SALE OF COMMON STOCK. In the event the Corporation shall at any time, or from time to time, issue, sell or exchange any shares of Common Stock (including shares held in the Corporation's treasury, but excluding up to an aggregate 6,075,611 shares of Common Stock (as appropriately adjusted for stock splits, stock dividends and the like)) issued or issuable to officers, Directors, employees of, or consultants, advisors, independent contractors to the Corporation (collectively, "Eligible Employees") or upon the exercise of options or other rights issued to such Eligible Employees (the "Excluded Shares"), for a consideration per share less than the Conversion Price in effect immediately prior to the issuance, sale or exchange of such shares, then, and thereafter successively upon ech such issuance, sale or exchange, the Conversion Price in effect immediately prior to the issuance, sale or exchange of such shares shall forthwith be reduced to an amount determined by multiplying such Conversion Price by a fraction:

                            (A) the numerator of which shall be (X) the number
of shares of Common Stock and Preferred Stock of all classes outstanding immediately prior to the issuance of such additional shares of Common Stock (excluding treasury shares but including shares of Common Stock issuable upon conversion or exchange of outstanding convertible or exchangeable securities of the Company), plus (Y) the number of shares of Common Stock to which the net aggregate consideration received by the Corporation for the total number of such additional shares of Common Stock so issued would purchase at the Conversion Price (prior to adjustment), and

                            (B) the denominator of which shall be (X) the number
of shares of Common Stock and Preferred Stock of all classes outstanding immediately prior to the issuance of such additional shares of Common Stock (excluding treasury shares but including shares of Common Stock issuable upon conversion or exchange of outstanding convertible or exchangeable securities of the Company), plus (Y) the number of such additional shares of Common Stock so issued.

                       (iii) SALE OF OPTIONS, RIGHTS OR CONVERTIBLE SECURITIES. In the event the Corporation shall at any time or from time to time, issue options, warrants or rights to subscribe for shares of Common Stock or issue any securities convertible into or exchangeable for shares of Common Stock (other than any options or warrants for Excluded Shares), for a consideration per share (determined by dividing the Net Aggregate Consideration (as determined below) by the aggregate number of shares of Common Stock that would be issued if all such options, warrants, rights or convertible securities were exercised or converted to the fullest extent permitted by their terms) less than the Conversion Price in effect immediately prior to the issuance of such options or rights or convertible or exchangeable securities, the Conversion Price in effect immediately prior to the issuance of such options, warrants or rights or securities shall be reduced to an amount determined by multiplying such Conversion Price by a fraction:

                            (A) the numerator of which shall be (X) the number
of shares of Common Stock and Preferred Stock of all classes outstanding immediately prior to the issuance of such options, rights or convertible securities (excluding treasury shares but including shares of Common Stock issuable upon conversion or exchange of outstanding convertible or exchangeable securities of the Company), plus (Y) the number of shares of Common Stock which the total amount of consideration received by the Corporation for the issuance of such options, warrants, rights or convertible securities plus the minimum amount set forth in the terms of such security as payable to the Corporation upon the exercise or conversion thereof (the "Net Aggregate Consideration") would purchase at the Conversion Price prior to adjustment, and

                            (B) the denominator of which shall be (X) the number
of shares of Common Stock and Preferred Stock of all classes outstanding immediately prior to the issuance of such options, warrants, rights or convertible securities (excluding treasury shares but including shares of Common Stock issuable upon conversion or exchange of outstanding convertible or exchangeable securities of the Company), plus (Y) the aggregate number of shares of Common Stock that would be issued if all such options, warrants, rights or convertible securities were exercised or converted.

                       (iv) EXPIRATION OR CHANGE IN PRICE. If the consideration per share provided for in any options or rights to subscribe for shares of Common Stock or any securities exchangeable for or convertible into shares of Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be readjusted to the Conversion Price which would have been in effect at such time had such options or convertible securities provided for such changed consideration per share (determined as provided in Section A.7(a)(iii) hereof), at the time initially granted, issued or sold; PROVIDED that such adjustment of the Conversion Price will be made only as and to the extent that the Conversion Price effective upon such adjustment remains less than or equal to the Conversion Price that would be in effect if such options, rights at securities had not been issued. No adjustment of the Conversion Price shall be made under this Section A.7(a) upon the issuance of any additional share of Common Stock which are issued pursuant to the exercise of any warrants, options or other subscription or purchase rights or pursuant to the exercise of any conversion or exchange rights in any convertible securities if an adjustment shall previously have been made upon the issuance of such warrants, options or other rights. Any adjustment of the Conversion Price shall be disregarded if, as, and when the rights to acquire shares of Common Stock upon exercise or conversion of the warrants, options, rights or convertible securities which gave rise to such adjustment expire or are canceled without having been exercised, so that the Conversion Price effective immediately upon such cancellation or expiration shall be equal to the Conversion Price in effect at the time of the issuance of the expired or canceled warrants, options, rights or convertible securities, with such additional adjustments as would have been made to that Conversion Price had the expired or canceled warrants, options, rights or convertible securities not been issued.

                   (b) OTHER ADJUSTMENTS. In the event the Corporation shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event lawful and adequate provision shall be made so that the holders of Convertible Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the number of securities of the Corporation which they would have received had their Convertible Preferred Stock been converted into Common Stock and Redeemable Preferred Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this Section A.7 as applied to such distributed securities.

           If the Common Stock issuable upon the conversion of the Convertible Preferred Stock shall be changed into the same or different number of shares of any class or classes of stock, whether by reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section A.7), then and in each such event the holder of each share of Convertible Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change, by holders of the number of shares of Common Stock into which such shares of Convertible Preferred Stock might have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

                   (c) MERGERS AND OTHER REORGANIZATIONS. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section A.7) or a merger or consolidation of the Corporation with or into another Corporation or the sale of all or substantially all of the Corporation's properties and assets to any other person, then, as a part of and as a condition to the reorganization, merger, consolidation or sale, lawful and adequate provision shall be made so that the holders of the Convertible Preferred Stock shall thereafter be entitled to receive upon conversion of the Convertible Preferred Stock the number of shares of stock or other securities or property of the Corporation or of the successor Corporation resulting from such merger or consolidation or sale, to which a holder of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, merger, consolidation, or sale. In any such case, appropriate provisions shall be made with respect to the rights of the holders of the Convertible Preferred Stock after the reorganization, merger, consolidation or sale to the end that the provisions of this Section A.7 (including without limitation provisions for adjustment of the Conversion Price and the number of shares purchasable upon conversion of the Convertible Preferred Stock) shall thereafter be applicable, as nearly as may be, with respect to any shares of stock, securities or assets to be deliverable thereafter upon the conversion of the Convertible Preferred Stock.

                   (d) SPECIAL ADJUSTMENTS TO CONVERSION PRICE OF CONVERTIBLE PREFERRED STOCK. In addition to the foregoing adjustments, if the Corporation shall effect a firmly-underwritten initial public offering prior to July 30, 2000, the Conversion Price shall be adjusted as follows:

                       (i) If the Public Offering Price ("POP") is less than or equal to $4.4113, then no adjustment shall be made to the Conversion Price under this Section A.7(d).

                       (ii) If the POP is greater than $4.4113 and less than or equal to $5.7135, then the Conversion Price shall be adjusted by the following formula (rounded to the nearest hundredth of a cent):

        Conversion Price = $2.1932+[(POP - $4.4113)/($5.7135-$4.4113)]*
($2.5250-$2.1932).

                       (iii) If the POP is greater than $5.7135 and less than or equal to $7.0955, then the Conversion Price shall be adjusted by the following formula (rounded to the nearest hundredth of a cent):

        Conversion Price = $2.5250+[(POP - $5.7135)/($7.0955-$5.7135)]*
($2.9398-$2.5250).

                       (iv) If the POP is greater than $7.0955, then the Conversion Price shall be $2.9398, subject to adjustment as provided elsewhere in this Section A.7.

         The prices set forth above, including the POP, wherever appearing, shall be adjusted for stock splits, stock dividends, reclassifications, combinations and the like.

                   (e) CERTIFICATE OF ADJUSTMENT. Upon the occurrence of each adjustment or readjustment pursuant to this Section A.7, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Convertible Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustments is based. The Corporation shall, upon written request at any time of any holder of Convertible Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Prices before and after such adjustment or readjustment, and (iii) the number of shares of Common Stock and Redeemable Preferred Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder's shares of Convertible Preferred Stock.

              8. COVENANTS. So long as any shares of Convertible Preferred Stock shall be outstanding, the Corporation shall not, without first having provided the written notice of such proposed action to each holder of outstanding shares of Convertible Preferred Stock and having obtained the affirmative vote or, written consent of the holders of at least a majority in voting power of the outstanding shares of Convertible Preferred Stock, voting as a single class, with each share of Convertible Preferred Stock entitling the holder thereof to one vote per share of Convertible Preferred Stock held by such holder:

                   (a) directly or indirectly redeem, purchase, or otherwise acquire for consideration any share of its Common Stock or any other class of its capital stock except for (i) redemption of Convertible Preferred Stock or Redeemable Preferred Stock pursuant to and as provided in this Certificate, (ii) repurchase of up to 14,610,000 shares of Common Stock from the shareholders of the Corporation pursuant to Repurchase Agreements entered into before December 4, 1998, (iii) redemption or repurchase of Common Stock valued at a maximum of $10,000 per annum issued pursuant to the Plan from Eligible Employees (as defined in Section A.7(a)(ii)) pursuant to an agreement containing vesting and/or repurchase provisions approved by the Board of Directors of the Corporation or a committee thereof, or (iv) repurchase of Common Stock pursuant to and only to the extent required by the Amended and Restated Shareholders' Agreement dated effective November 4, 1998 by and among the Corporation, the Investors and the Employee Holders (as defined therein);

                   (b) adopt any amendment to these Articles, to the Corporation's Bylaws or adopt any certificate of designations, preferences and rights for another series of the Corporation's capital stock that eliminates, amends or restricts or otherwise adversely affects the rights and preferences of the Convertible Preferred Stock or the Redeemable Preferred Stock, or increase the authorized shares of Convertible Preferred Stock or Redeemable Preferred Stock;

                   (c) with the exception of the repurchase of up to 14,610,000 shares of

Common Stock within thirty (30) days of the filing of these Articles, declare or make dividend payments on any shares of Common Stock or any other class of the Corporation's capital stock;

                   (d) create, or obligate itself to create, any class or series of shares having preference over or being on a parity with the Convertible Preferred Stock or the Redeemable Preferred Stock;

                   (e) increase the size of the Board of Directors to more than seven (7) members; or

                   (f) pay any bonuses to the Corporation's executive officers other than bonuses consistent with past practices unless any such bonus shall have been approved by the compensation committee of the Board of Directors.

         Further, the Corporation and each subsidiary of the Corporation shall not, by amendment of these Articles of Incorporation or any certificate of designations, preferences and rights for another series of the Corporation's capital stock or through any Liquidation Event or other reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation and each subsidiary of the Corporation but shall at all times in good faith assist in the carrying out of all the provisions of these Articles and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Convertible Preferred Stock and the Redeemable Preferred Stock set forth in these Articles against impairment. Any successor to the Corporation or any subsidiary of the Corporation shall agree, as a condition to such succession, to carry out and observe the obligations of the Corporation hereunder with respect to the Convertible Preferred Stock and the Redeemable Preferred Stock.

              9. NOTICE.

                   (a) LIQUIDATION EVENTS. In the event (i) the Corporation establishes a record date to determine the holders of any class of securities who are entitled to receive any dividend or other distribution or who are entitled to vote at a meeting (or by written consent) in connection with any of the transactions identified in clause (ii) hereof, or (ii) any Liquidation Event (as defined in Section A.4), QPO (as defined in Section A.6) or any other public offering becomes reasonably likely to occur, the Corporation shall mail or cause to be mailed by first class mail (postage prepaid) to each holder of Convertible Preferred Stock (or each holder of Redeemable Preferred Stock, as applicable) at least twenty (20) business days prior to such record date specified therein or the expected effective date of any such transaction, whichever is earlier, a notice specifying (A) the date of such record date for the purpose of such dividend or distribution or meeting or consent and a description of such dividend or distribution or the action to be taken at such meeting or by such consent, (B) the date on which any such Liquidation Event, QPO or other public offering is expected to become effective, and (C) the date on which the books of the Corporation shall close or a record shall be taken with respect to any such event.

                   (b) WAIVER OF NOTICE. The holder or holders of not less than a majority in voting power of the outstanding shares of Convertible Preferred Stock (or Redeemable Preferred Stock, as applicable) may, at any time upon written notice to the Corporation, waive any notice provisions specified herein for the benefit of such holders, and any such waiver shall be binding upon the holders of all such securities.

                   (c) GENERAL. In the event that the Corporation provides any notice, report or statement to any holder of Common Stock, the Corporation shall at the same time provide a copy of any such notice, report or statement to each holder of outstanding shares of Convertible Preferred Stock (or Redeemable Preferred Stock, as applicable).

              10. NO REISSUANCE OF CONVERTIBLE PREFERRED STOCK. No share or shares of Convertible Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

         B.       REDEEMABLE PREFERRED STOCK

              1. DESIGNATION. A total of Twelve Million One Hundred Thousand (12,100,00) shares of the Corporation's Preferred Stock shall be designated as Redeemable Preferred Stock, no par value per share (the "Redeemable Preferred Stock").

              2. VOTING.

                   (a) VOTING GENERALLY. Except with respect to the election to redeem the Redeemable Preferred Stock pursuant to Section B.5, the holders of Redeemable Preferred Stock shall not be entitled to vote on any matters except to the extent otherwise required under the Corporations Code of the State of California.

                   (b) WAIVER OF NOTICE. The holder or holders of not less than a majority in voting power of the outstanding shares of Redeemable Preferred Stock may, at any time upon written notice to the Corporation, waive any notice provisions specified herein for the benefit of such holders, and any such waiver shall be binding upon the holders of all such securities.

              3. DIVIDENDS.

                   (a) The holders of shares of Redeemable Preferred Stock will be entitled to receive, if, when and as declared by the Board of Directors, out of any funds legally available therefor, noncumulative dividends at the rate of 6% of the Redeemable Base Liquidation Preferred Amount (as defined below) per share per annum (appropriately adjusted for stock splits and combinations) for each share of Redeemable Preferred Stock then held by them. Such dividends may be payable quarterly or otherwise as the Board of Directors may from time to time determine. Dividends may be declared and paid upon shares of Common Stock in any fiscal year of the Corporation, only if dividends shall have been paid to or declared and set apart upon all shares of Redeemable Preferred Stock, and all shares of any other series of Preferred Stock on a parity with the Redeemable Preferred Stock, at its annual rate for each quarter of such fiscal year of the Corporation, including the quarter in which such dividends upon shares of Common Stock are declared and all redemptions then due and payable on the Convertible Preferred Stock and the Redeemable Preferred Stock shall have been paid in full or set apart for payment in full. No right shall accrue to holders of Redeemable Preferred Stock by reason of the fact that dividends on said shares are not declared in any prior year, nor shall any undeclared or unpaid dividends bear or accrue interest.

                   (b) If any dividend or other distribution payable in property other than cash is declared on the Common Stock, each holder of shares of Redeemable Preferred Stock on the record date for such dividend or distribution shall be entitled to receive on the date of payment or distribution of such dividend or other distribution the same property that such holder would have received if such holder was the holder of a like number of shares of Common Stock.

              4. LIQUIDATION. Upon any Liquidation Event, each holder of an outstanding share of Redeemable Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for the distribution to shareholders, whether such assets are capital, surplus or earnings, and before any amount shall be paid or distributed to the holders of Common Stock or of any other stock ranking on liquidation junior to the Redeemable Preferred Stock, an amount in cash equal to the sum of (a) $0.6345 per share of Redeemable Preferred Stock held by such holder (adjusted appropriately for stock splits, stock dividends, recapitalizations and the like with respect to the Redeemable Preferred Stock) (which amount shall be referred to hereinafter as the "Initial Redeemable Base Liquidation Amount" or "IRBLA"), plus (b) any accrued but unpaid dividends to which such holder of outstanding shares of Redeemable Preferred Stock is entitled pursuant to Sections B.3 and B.5(d) hereof (the sum of the IRBLA and the amount determined under clause (b) being referred to hereinafter as the "Redeemable Base Liquidation Amount" or "RBLA"), plus (c) any accrued but unpaid dividends or other amounts due in respect of the shares of Convertible Preferred Stock converted into such shares of Redeemable Preferred Stock, plus (d) any interest accrued pursuant to Section B.5(c) to which such holder of outstanding shares of Redeemable Preferred Stock is entitled, if any (the sum of the RBLA and the amount determined under clause (c) being referred to hereinafter as the "Redeemable Liquidation Preference Amount"); PROVIDED, HOWEVER, that if, upon any Liquidation Event, the amounts payable with respect to the Redeemable Liquidation Preference Amount are not paid in full, the holders of the Redeemable Preferred Stock shall share ratably in any distribution of assets in proportion to the full respective preferential amounts to which they are entitled.

         Notwithstanding the foregoing, if the Corporation effects a firmly-underwritten initial public offering, the Initial Redeemable Base Liquidation Amount shall be adjusted as follows:

                       (i) If the POP is less than or equal to $4.4113, then no adjustment shall be made to the IRBLA.

                       (ii) If the POP is greater than $4.4113 and less than or equal to $5.7135, then the IRBLA shall be determined by the following formula (rounded to the nearest hundredth of cent):

         IRBLA = $0.6345 - [(POP - $4.4113)/($5.7135 - $4.4113)]* ($0.6345-
$0.4269).

                       (iii) If the POP is greater than $5.7135 and less than or equal to $7.0955, then the IRBLA shall be determined by the following formula (rounded to the nearest hundredth of a cent):

                  IRBLA = $0.4269 - [(POP - $5.7135)/($7.0955 -
$5.7135)]*($0.4269-$0.2193).

                       (iv) If the POP is greater than $7.0955, then the IRBLA shall be $0.2193.

         The prices set forth above, including the POP, wherever appearing, shall be adjusted for stock splits, stock dividends, reclassifications, combinations and the like.

              5. REDEMPTION.

                   (a) REDEMPTION EVENTS.

                       (i) UPON ELECTION OF HOLDERS UPON A QPO. Upon the election of the holder or holders of not less than a majority of the outstanding Redeemable Preferred Stock, the Corporation shall redeem in cash all (and not less than all, except as set forth in Section B.5(c)) of the outstanding shares of Redeemable Preferred Stock upon the closing of the QPO. The foregoing election shall be made by such holders giving the Corporation and each other holder of the Redeemable Preferred Stock written notice not less than five (5) days prior to the closing of the QPO.

                       (ii) UPON ELECTION OF CORPORATION UPON A QPO. The Corporation may elect to redeem in cash all (but not less than all, other than pursuant to Section B.5(c) below) of the outstanding shares of Redeemable Preferred Stock at any time upon the closing of a QPO. The foregoing election shall be made by the Corporation giving each holder of Redeemable Preferred Stock written notice not less than five (5) days prior to the closing of a QPO.

                       (iii) LAPSE OF TIME.

                            (A) At any time after the sixth anniversary of the
issuance of the Convertible Preferred Stock on any one occasion any holder of Redeemable Preferred Stock may require the Corporation to redeem in cash up to thirty-three percent (33%) of the outstanding shares of Redeemable Preferred Stock held by such holder at such time.

                            (B) At any time after the seventh anniversary of the
issuance of the Convertible Preferred Stock on any one occasion any holder of Redeemable Preferred Stock may require the Corporation to redeem up to sixty-six percent (66%) of the outstanding shares of Redeemable Preferred Stock held by such holder at such time.

                            (C) At any time after the eighth anniversary of the
issuance of the Convertible Preferred Stock on any one occasion any holder of Redeemable Preferred Stock may require the Corporation to redeem in cash up to one hundred percent (100%) of the outstanding shares of Redeemable Preferred Stock held by such holder at such time.

                            (D) UPON A LIQUIDATION EVENT. Upon the election of
the holder or holders of not less than a majority in voting power of the outstanding Redeemable Preferred Stock, the Corporation shall redeem in cash all (and not less than all, other than pursuant to Section B.5(c) below) of the outstanding shares of Redeemable Preferred Stock upon the occurrence of a Liquidation Event or public offering not constituting a QPO. The foregoing election shall be made by such holders giving the Corporation and each other holder of Redeemable Preferred Stock (or Convertible Stock, as applicable) not less than five (5) days prior written notice, which notice shall set forth the date for such redemption.

                       (b) REDEMPTION DATE, REDEMPTION PRICE. Any holder of Redeemable Preferred Stock may exercise such holder's right of redemption pursuant to Section B.5(a)(iii) by such holder giving the Corporation not less than ten (10) days prior written notice, which notice shall set forth the date for such redemption. Upon the election of the holders of not less than a majority in voting power of the outstanding Redeemable Preferred Stock to cause the Corporation to redeem the Redeemable Preferred Stock pursuant to Section B.5(a)(i) or (a)(iv), all holders of Redeemable Preferred Stock shall be deemed to have elected to cause the Redeemable Preferred Stock subject to such election to be so redeemed. Any date upon which a redemption shall actually occur in accordance with Section B.5(a) shall be referred to as a "Redemption Date." The redemption price for each share of Redeemable Preferred Stock redeemed pursuant to this Section B.5 shall be the per share Redeemable Liquidation Preference Amount (the "Redemption Price"). The aggregate Redemption Price shall be payable in cash in immediately available funds on the Redemption Date. Until the aggregate Redemption Price, including any interest thereon, has been paid in cash for all shares of Redeemable Preferred Stock redeemed as of the applicable Redemption Date or Redemption Notes have been issued pursuant to Section B.5(a)(i); (A) no dividend whatsoever shall be paid or declared, and no distribution shall be made, on any capital stock of the Corporation (other than the Redeemable Preferred Stock in accordance with Section B.5(d)); and (B) no shares of capital stock of the Corporation (other than the Redeemable Preferred Stock in accordance with this Section B.5) shall be purchased, redeemed or acquired by the Corporation and no monies shall be paid into or set aside or made available for a sinking fund for the purchase, redemption or acquisition thereof.

                       (c) REDEMPTION PROHIBITED. If, at a Redemption Date, the Corporation is prohibited under the Corporations Code of the State of California from redeeming all shares of Redeemable Preferred Stock for which redemption is required hereunder, then it shall redeem such shares on a pro-rata basis among the holders of Redeemable Preferred Stock in proportion to the full respective redemption amounts to which they are entitled hereunder to the extent possible and shall redeem the remaining shares to be redeemed as soon as the Corporation is not prohibited from redeeming some or all of such shares under the Corporations Code of the State of California, subject to the last paragraph of Section A.8. The shares of Redeemable Preferred Stock not redeemed shall remain outstanding and entitled to all of the rights and preferences provided in these Articles. In the event that the Corporation fails for any reason to redeem shares for which redemption is triggered pursuant to Section B.5 (other than pursuant to the third sentence of Section B.5(a)(i)), including without limitation due to a prohibition of such redemption under the Corporations Code of the State of California, then during the period from the applicable Redemption Date through the date on which such shares are redeemed, the applicable Redeemable Base Liquidation Amount of such shares shall bear interest at the greater of (i) 9% or (ii) 3% over the Citibank N.A. prime rate published in the Wall Street Journal on the Redemption Date, compounded annually; provided, however, that in no event shall such interest rate exceed the Maximum Permitted Rate.

                       (d) DIVIDEND AFTER REDEMPTION DATE. From and after the closing of a QPO or upon consummation of a Liquidation Event or a public offering not constituting a QPO (in the case of a redemption pursuant to Section B.5(a)(i) or (iv)) or the date specified for redemption in the election notice as set forth in Section B.5(a)(ii) or (v) or Section B.5(v), no shares of Redeemable Preferred Stock subject to redemption shall be entitled to any further dividends pursuant to Section B.3 hereof; PROVIDED, HOWEVER, that in the event that shares of Redeemable Preferred Stock are unable to be redeemed and continue to be outstanding in accordance with Section B.5(c), such shares shall continue to be entitled to dividends and interest thereon as provided in Sections B.3 and B.5(c) until the date on which such shares are actually redeemed by the Corporation.

                       (e) SURRENDER OF CERTIFICATES. The Corporation shall give, not less than 10 days prior to the Redemption Date, a Redemption Notice to all holders of the Redeemable Preferred Stock which shall require each holder submitting shares for redemption to surrender to the Corporation on or before the Redemption Date, at the place designated in the Redemption Notice, such holder's certificate or certificates representing the shares of Redeemable Preferred Stock to be redeemed. On or prior to the Redemption Date, each holder of shares of Redeemable Preferred Stock submitted for redemption shall surrender the certificate or certificates evidencing such shares to the Corporation, at the place designated in the Redemption Notice and shall thereupon be entitled to receive payment of the appropriate Redemption Price by certified check or wire transfer. In the event the certificates are lost, stolen or missing, the holder of Redeemable Preferred Stock shall deliver an Affidavit of Loss with respect to such certificates at the place set forth in the Redemption Notice. Each surrendered certificate shall be canceled and retired; PROVIDED, HOWEVER, that if the holder has exercised its right pursuant to Section B.5(a)(iii)(A) or the Corporation has exercised its right pursuant to Section B.5(a)(v)(A), the holder shall not be required to surrender said certificate(s) to the Corporation until said holder has received a new stock certificate for those shares of Redeemable Preferred Stock not so redeemed.

              6. NOTICE. In the event that the Corporation provides or is required to provide notice to any holder of Convertible Preferred Stock or any holder of Common Stock in accordance with the provisions of this Certificate (including the provisions of Section A.9) and/or the Corporation's bylaws, the Corporation shall at the same time provide a copy of such notice to each holder of outstanding Redeemable Preferred Stock.

              7. NO REISSUANCE OF REDEEMABLE PREFERRED STOCK. No share or shares of Redeemable Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

              1. LIMITATION OF DIRECTORS' LIABILITY. The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

              2. INDEMNIFICATION OF CORPORATION AGENTS. This corporation is authorized to provide indemnification of its agents (as defined in Section 310 of the California General Corporations Law) through bylaws provisions, agreements with agents, vote of shareholders or disinterested directors, or otherwise, in excess of the indemnification otherwise permitted by such Section 317, subject only to the limits set forth in Section 204 of the California General Corporations Law with respect to actions for breach of duty to the corporation and shareholders.

              3. REPEAL OR MODIFICATION. Any repeal or modification of the foregoing provisions of this Article V shall not adversely affect any right of indemnification or limit of liability of an agent of this corporation relating to acts or omissions occurring prior to such repeal or modification."


                                      * * *


         The foregoing amendment and restatement has been duly approved by the Board of Directors of the Company.

         The foregoing amendment and restatement has been duly approved by the required vote of shareholders in accordance with Sections 902 and 903 of the California General Corporations Law. The total number of outstanding shares is 45,737,660 shares of Common Stock. The number of shares voting in favor of the amendment equaled or exceeded the votes required. The percentage vote was more than 50% of the outstanding Common Stock.

         We further declare under penalty of perjury under the laws of California that the matters set forth in this amendment and restatement are true of our own knowledge.

         Executed in Palo Alto, California on November 1, 1998.




                                              /s/ Jerry S. Rawls
                                              ---------------------------------
                                              Jerry S. Rawls, President


                                              /s/ Wynette Levinson
                                              ---------------------------------
                                              Wynette Levinson, Secretary